Exhibit (h)(2)

AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, effective as of May 9, 2025 (the “Effective Date”), to the Fund Administration Servicing Agreement, dated as of December 16, 2024, (the "Fund Administration Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Fund Administration Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to update the Series of the Trust; and

WHEREAS, Section 11 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A of the Fund Administration Agreement are superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley

Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley

Title:	Secretary	Title:	Sr. Vice President

Date:	May 9, 2025	Date:	May 9, 2025

Exhibit A to the

Fund Administration Servicing Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

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